Exhibit 99.1

Bank One Issuance Trust
Excess Spread Analysis

		Dec-02	Nov-02	Oct-02
Yield		16.56%	14.96%	16.78%
Less:	Coupon	2.52%	2.59%	3.01%
	Servicing Fee	1.50%	1.50%	1.50%
	Net Credit Losses	5.72%	5.90%	5.72%
Excess Spread		6.82%	4.97%	6.55%

Three Month Average Excess Spread		6.11%	5.93%	6.35%

Delinquency:
	30 to 59 days	1.35%	1.37%	1.49%
	60 to 89 days	0.87%	0.95%	1.00%
	90 + days	1.75%	1.82%	1.83%
	Total	3.97%	4.14%	4.32%

Payment Rate		17.91%	12.48%	14.32%